SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 12/31/2004
FILE NUMBER 811-1540
SERIES NO.: 3

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                   427,648
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                   252,665
              Class C Shares                    34,026
              Class R Shares                        85
              Institutional Class                  299

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                   $  9.88
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                   $  9.16
              Class C Shares                   $  9.17
              Class R Shares                   $  9.83
              Institutional Class              $  9.95